CELLULAR BIOMEDICINE GROUP

Cellular Biomedicine Group Appoints Dr. Jianping Dai to the Board of Directors

PR Newswire
PALO ALTO, Calif., March 14, 2013

PALO ALTO, Calif., March 14, 2013 /PRNewswire/ -- Cellular Biomedicine Group Inc. (OTCQB:CBMG) today announced the appointment of Dr. Jianping Dai to the Board of Directors. Dr. Dai is a professor of radiology in the Beijing Neurosurgical Institute and Beijing Tiantan Hospital, Capital Medical University. He also serves as the President of Capital Medical University School of Medical Imaging and Informatics. He served as the President of Beijing Tiantan Hospital Affiliated of Capital Medical University from 1993 to 2008. He is a foreign associate of the Institute of Medicine (IOM) of the National Academies. Previously Dr. Dai served as President of the Chinese Society of Radiology, Vice President of the Chinese Hospital Association and Chairman of the Neuroimaging Center, Beijing Tiantan Hospital. Beijing Tiantan Hospital is the largest center for clinical treatment, teaching and research in neurology inAsia, and is a partner with WHO (World Health Organization) on neurology training cooperation.

Dr. Dai is the recipient of several awards from the Chinese government due to his outstanding contribution to his country and has focused his research on interventional therapy for cerebrovascular disease and functional neuroimaging.

Dr. Steve Liu, Chairman and CEO of CBMG said, "Dr. Dai is widely known for his outstanding contributions to the development of neurology in China. His diplomatic ability and extensive experience in the medical community in China will be a great asset to the CBMG Board."

About Cellular Biomedicine Group

Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of certain degenerative diseases and cancers. Our developmental stem cell, progenitor cell, and immune cell projects are the result of research and development by scientists and doctors from China and the United States. Our flagship GMP facility, consisting of eight independent cell production lines, is designed, certified and managed according to U.S. standards. To learn more about CBMG, please visit:www.cellbiomedgroup.com

Forward-Looking Statements

Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the

negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contact:

Jeff Ramson
Investor Relations
ProActive Capital Group
+1 646-863-6341

Sarah Kelly
Director of Corporate Communications
Cellular Biomedicine Group
+1 650 566 5064
sarah.kelly@cellbiomedgroup.com

SOURCE Cellular Biomedicine Group